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                                                                   Exhibit 3.101




                            ARTICLES OF ORGANIZATION

                                       OF

             Under Section 203 of the Limited Liability Company Law

         FIRST:    The name of the limited liability company is: ______________

______________________________________________________________________________.

         SECOND:   The county within this state in which the office of the
limited liability company is to be located is: ________________________________.

         THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is _______________________________________________________________________.

         FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is ________________________________
_____________________________________________.

                                                   _____________________________
                                                          (Signature)